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                                                                    Exhibit 23.3


                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

         We hereby consent to the inclusion of our letter dated February 24, 2000 to Westport Oil and Gas Company, Inc. regarding our estimate of reserves, future production and income attributable to certain leasehold and royalty interests of Westport Oil and Gas Company, Inc. and our letter dated August 14, 2000 to Westport Resources Corporation regarding our estimate of reserves, future production and income attributable to certain leasehold and royalty interests of Westport Resources Corporation as of June 30, 2000 included or incorporated by reference in this abbreviated registration statement of Westport Resources Corporation filed pursuant to Rule 462(b) under the Securities Act (the "REGISTRATION STATEMENT") and all references to Ryder Scott Company and/or reports prepared by Ryder Scott Company entitled, "Estimated Net Reserves and Income Data - Certain Leasehold and Royalty Interests of Westport Oil and Gas Company, Inc. as of January 1, 2000" and "Estimated Net Reserves and Income
Data - Certain Leasehold and Royalty Interests of Westport Resources Corporation as of June 30, 2000" included or incorporated by reference in this Registration Statement and to the reference of our firm as experts included or incorporated by reference in this Registration Statement.


                                              /s/ Ryder Scott Company, L.P.

                                              Ryder Scott Company, L.P.



October 19, 2000